CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Two Roads Shared Trust relating to the consolidated financial statements and consolidated financial highlights of Conductor Global Equity Value ETF, a series of shares of beneficial interest in Two Roads Shared Trust. Such consolidated financial statements and consolidated financial highlights appear in the October 31, 2022 Annual Report to Shareholders.

BBD, LLP

Philadelphia, Pennsylvania

February 27, 2024